Exhibit n.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Medallion Financial Corp.

We have audited the senior securities table of Medallion Financial Corp. as of December 31, 2014, 2013, 2012, 2011, and 2010 (the “schedule”) included in the accompanying registration statement on Form N-2. This schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the senior securities table is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the schedule. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall schedule presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the senior securities table referred to above presents fairly, in all material respects, the senior securities of Medallion Financial Corp. as of December 31, 2014, 2013, 2012, 2011, and 2010 in conformity with U.S. generally accepted accounting principles.

/s/ WeiserMazars LLP

New York, New York

August 31, 2015